Exhibit 99.1

FOG CUTTER CAPITAL GROUP INC. TO APPEAL NASDAQ STAFF DETERMINATION

Portland OR — July 20, 2004 —Fog Cutter Capital Group Inc. (Nasdaq: FCCG) today announced that Nasdaq had notified the company of a staff determination to de-list Fog Cutter from the Nasdaq Stock Market, effective July 29, 2004.  Fog Cutter will challenge the staff’s determination and will request an oral hearing by a Listing Qualifications Panel to review the staff’s error.  Fog Cutter will continue to be listed on the Nasdaq Stock Market while the Listing Qualifications Panel’s decision is pending.

“The Staff’s notice fails to address the actual facts and circumstances underlying Mr. Wiederhorn’s plea to two violations committed in reliance on counsel’s advice, involving no corporate financial wrongdoing, and whose underlying acts did not involve Fog Cutter, “ stated Lanny Davis, Fog Cutter’s outside counsel.  “For one violation, the government conceded Mr. Wiederhorn did not intend to commit it.  The other was for listing a loss on a personal tax return that did not reduce his tax liability, was real, and did not cost the government or taxpayers any money,” added Mr. Davis.

“That is why, in my opinion, the Listing Qualifications Panel will reject the staff ‘s determination.  I believe the Panel will focus on the facts, reach a just result, and maintain Fog Cutter’s Nasdaq listing.”

The staff’s decision arises from the Leave of Absence Agreement that Fog Cutter entered into with Chief Executive Officer Andrew Wiederhorn and filed with the S.E.C. on June 4, 2004.  Nasdaq’s notice stated that the staff based its determination on Nasdaq rules 4300 and 4330(a)(3).

Fog Cutter recently released a White Paper explaining the facts surrounding the Leave of Absence Agreement.  The White Paper is attached to this release.

There can be no assurance that the Listing Qualifications Panel will grant Fog Cutter’s request for continued listing.

The business strategy of Fog Cutter Capital Group consists of developing, strengthening and expanding its restaurant and commercial real estate mortgage brokerage operations and continuing to identify and acquire real estate investments with favorable risk-adjusted returns. The Company also seeks to identify and acquire controlling interests in other operating businesses in which it can add value. The Company’s operating segments consist of (i) restaurant operations conducted through Fatburger Holdings, Inc., (ii) commercial real estate mortgage brokerage activities conducted through George Elkins Mortgage Banking Company and (iii) real estate, merchant banking and financing activities.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All of the statements contained in this release, which are not identified as historical, should be considered forward-looking. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of the company which are identified as forward-looking, the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. Such factors include but are not limited to, effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; fluctuations in interest rates and to a lesser degree currency exchange rates; food, labor and other operating costs; competition, including pricing and marketing initiatives and new product offerings by the Company’s competitors; consumer preferences or perceptions concerning the Company’s product offerings; spending patterns and demographic trends; availability of qualified personnel (including restaurant personnel); severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; the real estate market; the availability of real estate assets at acceptable prices; the opportunities in the specialty lending market; the creditworthiness and default experience of the Company’s borrowers; the availability of financing; interest rates; European markets; effects of legal claims or Nasdaq or government investigations; cost and deployment of capital; changes in future effective tax rates; changes in governmental regulations; the impact of changes in management and changes in applicable accounting policies and practices. The foregoing list of important factors is not all-inclusive. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized or that actual results will not be significantly higher or lower. The forward-looking statements have not been audited by, examined by, or subjected to agreed-upon procedures by independent accountants, and no third party has independently verified or reviewed such statements. Readers of this release should consider these facts in evaluating the information contained herein. The inclusion of the forward-looking statements contained in this release should not be regarded as a representation by the company or any other person that the forward-looking statements contained in this release will be achieved. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein.

WHITE PAPER:

THE WHOLE STORY

ABOUT  THE ANDREW WIEDERHORN MATTER

Introduction

This document will explain the facts and circumstances surrounding Andrew Wiederhorn’s settlement with the U.S. Attorney’s Office regarding the Capital Consultants, LLC (“CCI”) investigation.

The collapse of the Russian economy, the continuing decline of Asian markets and the resulting financial turmoil in the late-1990’s had widespread repercussions.  Investors throughout the world lost billions of dollars in investments as markets for debt-related investments tumbled.

The impact of this worldwide event reached Portland as well, because then-respected local investor Jeffrey Grayson had, through his investment management firm, placed significant emphasis on debt-related investments.  Many of those who relied on Mr. Grayson to manage their investments lost money.  Mr. Grayson’s investment firm failed as a result of the losses and his attempts to cover up those losses through a complicated Ponzi scheme.  Included among this group of investors were union pension funds, and the resulting controversy immediately became one of the biggest Portland business stories in many years.  The extensive local news coverage was quickly followed by the start of a U.S. Attorney’s investigation – an investigation that would ultimately last more than four years.

Andrew Wiederhorn’s name became linked with this controversy because Wilshire Credit Corporation, a company owned by Mr. Wiederhorn and his former partner, Lawrence Mendelsohn, traded in some of the debt-related investments that Mr. Grayson’s investment management firm had relied on so heavily.  When the Russian economic collapse caused the worldwide flight to safer securities and away from debt-backed investments, Wilshire Credit Corporation (and its affiliated public company, Wilshire Financial Services Group Inc.) became insolvent, causing a significant reduction in the value of  CCI’s investments related to the Wilshire Companies.

Over the course of the four-year investigation, the Portland media was filled with rumors and gossip about Mr. Wiederhorn’s relationship with Mr. Grayson and accusations about his responsibility for CCI’s collapse. Neither then nor now did the media report on the extraordinary steps that Mr. Wiederhorn took to get out the truth. Among other things:

•                                          Mr. Wiederhorn repeatedly expressed responsibility and regret for the Wilshire-related losses suffered by the pension funds, and he made substantial financial contributions to make up for these losses. The pension funds were, in fact, almost totally reimbursed for the losses attributable to Mr. Wiederhorn’s decisions while managing Wilshire Credit Corporation — with total payments in the settlement of civil suits exceeding $110 million.  This reimbursement doesn’t include the profits made by the investors before the Russian economic collapse.

•                                          Mr. Wiederhorn passed three different lie-detector tests administered and reviewed by two retired FBI agents. He provided prosecutors with videotapes of these sessions and even offered to take tests by a government examiner — an offer that was declined.

•                                          Mr. Wiederhorn waived his attorney client privilege and his accountant-client privilege and provided to the government all available evidence regarding this matter.  This evidence showed that at all times Mr. Wiederhorn had relied on the advice of Portland’s most prominent lawyers and accountants when structuring his business relationships with Mr. Grayson.

In the end, of course, the rumors, gossip, and accusations about Mr. Wiederhorn turned to be just that. After four years of intensive investigation, despite all the speculation to the contrary, everyone was forced to recognize that business setbacks and poor business decisions are not crimes.

When all was said and done, Mr. Wiederhorn chose to bring this long-running matter to an end by acceding to the government’s interpretation of two laws.

•                                          The first violation was forgiving a $3.5 million loan guaranty by Jeffrey Grayson in violation of a U.S. pension law.  This particular law does not require the investigators to prove any criminal intent.  This was the only option available to investigators because Mr. Wiederhorn had already demonstrated, by waiving all of his privileges, that he at all times relied on the advice of some of the Northwest’s most prominent legal and accounting professionals.  In short, Mr. Wiederhorn pled guilty to a violation that the investigators concede he did not intend to commit.

•                                          The second violation was claiming a capital loss on his personal tax return for a transaction that did not reduce Mr. Wiederhorn’s tax liability, but lacked economic substance.  At the very end of 1998, Mr. Wiederhorn’s tax attorney recommended that he sell a promissory note that had become virtually worthless. He sold it to a corporation in which he had an active role.  For this reason, the government contended that the sale did not meet the “arms-length” requirements of the Internal Revenue Code.  It did not dispute, however, that Mr. Wiederhorn’s loss was real or that it did not cost taxpayers or the federal government one dime.

It is difficult now, even with the benefit of hindsight, to put this entire matter in perspective.  So much mistaken information has been leaked and speculated about over the last four years.   So much unfounded gossip and innuendo has become part of the public consciousness in the Portland area.  But, in the end, it is also true that facts are stubborn things that survive the test of time and attacks by rumors.  And, for those who are willing to look closely enough, these facts will put Mr. Wiederhorn’s conduct in the proper perspective.

The goal of this document is to review the facts in a comprehensive way, to allow the careful reader to come to his or her own conclusions.

Background

The Wilshire Businesses

In the late 1980’s, Mr. Wiederhorn founded Wilshire Credit Corporation (“WCC”), the first of a series of companies created to acquire (at a discount) and service pools of sub-prime and defaulted  loans.  Wilshire made money in several ways: by acquiring pools undervalued by their sellers; by improving loan performance and remarketing pools at a profit; and by collecting fees for servicing the loans.

Wilshire borrowed much of the money it used to acquire these loan pools. By 1995, the Wilshire companies had purchased two banks, which went public together in 1996 under the name Wilshire Financial Services Group Inc. (“WFSG”), and had over $300 million in assets under management.  Back in 1995, WCC entered into a Master Loan Agreement with Capital Consultants, Inc. aka Capital Consultants, LLC (“CCI”), owned by Jeffrey Grayson, under which CCI committed to lend WCC up to $100 million, later raised to $150 million. These loans were secured by WCC’s interest in specified loan pools and all its servicing fees.

By August 1998, the Wilshire family of companies had more than $3 billion in assets under management.  In that month, the collapse of the Southeast Asian economy and a bond default by Russia triggered a “flight to quality” that devastated Wilshire’s market sector. Beginning in September of 1998, many of Wilshire’s secured lenders panicked  and devalued the assets pledged to secure its borrowings, made margin calls that stripped it of cash, liquidated bonds and loan pools at fire-sale prices, and caused WFSG’s share price to drop from $25 to less than $5.

To deal with its cash crisis, Wilshire approached CCI for an additional loan of $6 million and the release of $19.3 million held by CCI as a cash reserve under the Master Loan Agreement.  CCI agreed to both.  After doing so, its principal, Jeffrey Grayson, demanded one additional thing: the return of personal guaranties Mr. Grayson had given Wilshire in early 1998 as part of Wilshire’s agreement to acquire two defaulted loans from CCI with a principal balance of $3.5m.  The demand for the return of the guaranties was made not to Mr. Wiederhorn, but to Wilshire’s in-house counsel.  The in-house counsel notified Mr. Wiederhorn and the other senior officers at Wilshire of Mr. Grayson’s demand.  They concluded, as a legal matter, that releasing the guaranties was permissible and, as a business matter, that Wilshire had no choice but to acquiesce to the return of the guaranties if it wanted the additional money to pay its lenders.

WFSG and all of the Wilshire-related companies underwent a restructuring in early 1999 that converted much of CCI’s loans into a 49% interest in a subsidiary of the reorganized WFSG.  That subsidiary held, among other things, a contingent right to convert this interest into a significant equity interest in the reorganized WFSG.

The Collapse of CCI and the Government Investigation

Unbeknownst to Wilshire or Mr. Wiederhorn until years later, CCI built a Ponzi Scheme around this contingent interest which it used to bilk its clients, including Taft-Hartley pension funds, of over $50 million.  CCI’s activities were discovered by federal regulators in the Spring of 2000.  In September 2000, they placed CCI in receivership.  A criminal investigation followed.

Because of the large amount of  money CCI had lent to Wilshire, Mr. Wiederhorn naturally became one of the targets of that investigation.

During the course of its investigation, the government determined that an obscure federal statute (18 U.S.C. §1954) applied to CCI because it managed Taft-Hartley pension money.  That statute prohibits any person from giving “any thing of value” to a fund fiduciary “because of” an act by the fiduciary.  The government concluded that Mr. Wiederhorn’s acquiescence to Mr. Grayson’s demand for the return of his guaranties as a condition for releasing the cash reserves in October 1998 met the elements of this statute.  The government further contended, and the court agreed, that the fact that Mr. Wiederhorn had relied in good faith on his legal counsel’s advice in returning the guaranties was irrelevant because the statute requires no proof that a person intended to violate the law.  In other words, a person could violate the law even if, as was the case here, he had taken all reasonable steps to ensure his conduct was legal.

Given that legal reality, Mr. Wiederhorn concluded that his role in approving the return of Mr. Grayson’s guaranties violated 18 U.S.C. §1954.  He tried repeatedly to convince federal prosecutors that they should exercise their professional discretion and decline to bring a “no intent” criminal case against the client for following the advice of his counsel.  The prosecutors refused to decline prosecution and so Mr. Wiederhorn agreed to plead guilty to that offense.  At the same time, he agreed that a transaction designed by his personal tax attorney and accountants in late 1998 to harvest a capital loss lacked economic substance.  Although Mr. Wiederhorn did lose the money associated with this transaction and the deduction did not reduce Mr. Wiederhorn’s tax obligation at all, he agreed that the personal return prepared by his tax advisors was false.  Hence, he also pled guilty to a violation of 26 U.S.C. §7206(1).

The Terms of Mr. Wiederhorn’s Agreement with the Government

On June 3, 2004, Mr. Wiederhorn pled guilty to two felony violations of federal law, was sentenced to an 18-month term in custody, paid $2 million in restitution to the Receiver of CCI, and agreed to pay a $25,000 fine.

Mr. Wiederhorn’s agreement resolved all criminal issues arising out of the government’s CCI investigation, including all information developed during the course of that investigation and the related investigations by the SEC and Department of Labor of CCI.  It also resolved all criminal tax issues for all tax periods preceding June 3, 2004.  In other words, it brings closure.

Under this agreement, the government and the court both recognized that Mr. Wiederhorn relied extensively on professionals when he acquiesced to Mr. Grayson’s demand for the return of his guaranties and that those professionals gave him no indication that such acquiescence would violate any law, let alone a criminal one. Because the release was linked to Wilshire’s receipt of over $20 million in cash reserve funds, however, the federal sentencing guidelines nonetheless mandated a prison sentence of 18 to 24 months. The government and the court agreed that Mr. Wiederhorn should be required to serve the minimum term allowed under the guidelines.

The Leave of Absence Agreement

As a result of Mr. Wiederhorn’s settlement with the federal government, Fog Cutter entered into a Leave of Absence Agreement with Mr. Wiederhorn, then serving as the sole Chief Executive

Officer and Chairman of the Board of Directors.  The Leave of Absence Agreement (the “Agreement”) contained several significant provisions:

(1)                                  Mr. Wiederhorn will take a paid leave of absence from the date of his incarceration until he is released;

(2)                                  Before and after his absence, Mr. Wiederhorn will perform his obligations under his employment agreement, including helping ensure a smooth transition;

(3)                                  During his absence, Mr. Wiederhorn will continue to receive his regular salary and bonus pursuant to his employment agreement; and

(4)                                  Mr. Wiederhorn received a $2 million leave of absence payment.

The Board of Directors determined that entering into the Agreement was in Fog Cutter’s and its shareholders’ best interests.  It did so for four key reasons:

•                                          Nature of the Charges to Which Mr. Wiederhorn Pled Guilty – Mr. Wiederhorn’s actions at issue did not involve Fog Cutter, were performed on counsel’s and other expert advice, and did not involve accounting fraud or other corporate financial malfeasance;

•                                          Business Necessity – Mr. Wiederhorn’s goodwill and continued positions at Fog Cutter are critical to Fog Cutter’s success and the preservation of its investments’ values;

•                                          Allowing Fog Cutter to Look Ahead – Mr. Wiederhorn’s decision not to fight the government at trial and to enter into the Agreement prevents Fog Cutter and its management from getting bogged down in a protracted public issue that would have distracted Fog Cutter significantly from its business; and

•                                          Avoiding Potential Litigation – Entering into the Agreement avoided lengthy and expensive potential litigation with Mr. Wiederhorn based on his understanding of his rights under his employment agreement.

Nature of the Charges to Which Mr. Wiederhorn Pled Guilty

In determining that the Agreement was in Fog Cutter’s and its shareholders’ best interests, the Board considered the following facts:

•                  Neither Fog Cutter nor Mr. Wiederhorn (in his capacity as a Fog Cutter officer) were involved in any of the acts that formed the basis for the charges to which Mr. Wiederhorn pled guilty.

•                  The ERISA violation to which Mr. Wiederhorn pled guilty is a violation of a strict liability, “gratuity” statute.  This is a general intent statute that does not require any criminal intent and to which advice of counsel is not a legal defense.

Mr. Wiederhorn took the actions that formed the basis for the ERISA violation only after, and pursuant to, the advice of legal counsel.  Many experts on ERISA law,

including those consulted on the applicable transactions, were not even aware of the relatively obscure criminal ERISA provision at issue (18 U.S. C. 1954).

•                  The charge relating to the filing of a false tax return did not involve accounting fraud or any other allegation of corporate financial malfeasance.  Rather, it involved Mr. Wiederhorn’s personal income tax returns.  Furthermore, the actions that formed the basis for this violation were designed by tax attorneys and accountants, were real losses, resulted in no tax benefit to Mr. Wiederhorn, and caused no loss to the government.

Had either of the offenses to which Mr. Wiederhorn pled guilty involved accounting fraud or other form of corporate financial malfeasance, the Board would not have allowed Mr. Wiederhorn to remain as Chief Executive Officer or Chairman of the Board.  Given all of these facts, however, the Board determined that it was neither necessary nor appropriate to distance Fog Cutter from Mr. Wiederhorn.

Business Necessity

There are two key reasons why the Board believed entering into the Agreement was necessary for Fog Cutter’s continued success: (a) maintaining Mr. Wiederhorn’s goodwill and service; and (b) preserving the value of key investments.

Maintaining Mr. Wiederhorn’s Continued Goodwill And Service

Simply put, Mr. Wiederhorn is the sole officer of Fog Cutter who is familiar with each of Fog Cutter’s diverse business lines, such as real estate, mortgage-backed securities, restaurant operations, overseas operations, and commercial mortgage loan origination.  As Fog Cutter is transitioning into new, long-term business lines and relationships that Mr. Wiederhorn was central to establishing, and as this transition will continue beyond the time of Mr. Wiederhorn’s incarceration, the Board determined that Mr. Wiederhorn’s continued goodwill and employment were necessary.

In particular, Fog Cutter is faced with the following opportunities, all of which Mr. Wiederhorn is uniquely able to help Fog Cutter maximize:

•                                          Mr. Wiederhorn was instrumental in structuring Fog Cutter’s financing and subsequent acquisition of Fatburger, a national restaurant company.  His assistance will be invaluable in helping Fog Cutter realize the acquisition’s benefits over the next three to five years;

•                                          Mr. Wiederhorn established Fog Cutter’s real estate business, including its acquisition of Bourne End Properties PLC in the United Kingdom and its acquisition and assumption of over 110 retail stores and leases from Footlocker.  Mr. Wiederhorn has and will be instrumental in helping this business reach its potential;

•                                          Mr. Wiederhorn developed and recently launched Fog Cutter’s Special Situation Lending business and his assistance will be necessary to implement fully and realize the growth opportunities of this business line in the next five years; and

•                                          Fog Cutter has had a large cash position, and Mr. Wiederhorn has been very involved in the Company’s efforts to identify opportunities to deploy these amounts appropriately in its existing and potential new business lines

Preserving the Value of Key Investments

One of Fog Cutter’s recent and valuable investments was the 2002 acquisition of a 51% equity interest in George Elkins Mortgage Banking Company (“George Elkins”), an originator of commercial mortgage loans.  Since 2002, the value of this investment has grown substantially.

If Mr. Wiederhorn leaves his positions as Chief Executive Officer and Chairman of the Board, George Elkins’s minority shareholders have the right to buy from Fog Cutter its 51% stake at a price per share significantly lower than the stake’s current market value.  This right is provided under the acquisition agreement entered into between Fog Cutter and George Elkins in 2002.

Consequently, had Fog Cutter terminated Mr. Wiederhorn or had Mr. Wiederhorn resigned his positions with Fog Cutter, Fog Cutter could have lost millions of dollars in currently unrealized potential gains in its George Elkins investment.

Allowing Fog Cutter to Look Ahead

The Board believed two relevant facts: (1) the financial security of he and his family weighed heavily on Mr. Wiederhorn; and (2) Fog Cutter would be better served by a settlement that put the government’s investigation behind Mr. Wiederhorn and Fog Cutter.  Consequently, one factor the Board considered when entering into the Agreement was that if Fog Cutter did not enter into an agreement satisfactory to Mr. Wiederhorn, particularly on the extent of the financial package, Mr. Wiederhorn might feel compelled to fight the government and go to trial.

Had Mr. Wiederhorn not settled, Fog Cutter would have been adversely affected by a protracted criminal battle that would have cast a persistent cloud over Fog Cutter, its operations, its business partners, and its management.  This would have hindered Fog Cutter’s short-term success and retarded its long-term growth.  The Board believed, therefore, that facilitating Mr. Wiederhorn’s settlement by providing him the financial package contained in the Agreement was in Fog Cutter’s best interests.

Avoiding Potential Litigation

Fog Cutter and Mr. Wiederhorn entered into a revised employment agreement in 2003 that dated back to 1999.  In determining what was in Fog Cutter’s and its shareholders’ best interests, the Board  examined the employment agreement and carefully considered and evaluated various options regarding Mr. Wiederhorn’s settlement.

The Board believed that Mr. Wiederhorn’s incarceration would limit his ability to perform his functions as Chief Executive Officer and Chairman during the period of any such incarceration.  Given this, the Board further believed that (a) Fog Cutter would be entitled to terminate Mr. Wiederhorn’s employment pursuant to the employment agreement once Mr. Wiederhorn became incarcerated, and (b) Mr. Wiederhorn would not be entitled to any rights or remedies as a result thereof.

Contrary to the Board’s understanding, Mr. Wiederhorn informed the Board that (a) he believed he would be entitled to certain rights and remedies under the employment agreement if Fog Cutter terminated his employment as a result of his incarceration, and (b) he would pursue such rights and remedies if Fog Cutter terminated his employment as a result of any such incarceration, which claims were significantly in excess of the financial arrangement negotiated by the Company under the Leave of Absence Agreement.

Notwithstanding the Board’s belief that Fog Cutter would prevail in any litigation if it terminated Mr. Wiederhorn upon incarceration, the Board recognized the expense and distraction that any litigation would entail.  Coupled with the need for Mr. Wiederhorn’s assistance and cooperation and all the other factors addressed above, the Board decided avoiding litigation was in Fog Cutter’s best interests and that the Agreement was the best way of doing so.

Summary

Over the course of the four-year investigation, the Portland media was filled with rumors, gossip, and speculation about Mr. Wiederhorn’s potential involvement in the controversy.   In the end, of course, none of the most salacious rumors turned out to be true.  Mr. Wiederhorn was never prosecuted for any of the speculative offenses that the media gossiped about so feverishly for so long.

Mr. Wiederhorn has repeatedly expressed responsibility and regret for the Wilshire related losses suffered by the pension funds, and he has made substantial financial contributions to make up for these losses. The pension funds have been almost totally reimbursed for the losses attributable to Mr. Wiederhorn’s decisions while running Wilshire Credit Corporation — with total payments in the settlement of civil suits exceeding $110 million.  This doesn’t include the profits made by the investors before the Russian economic collapse.

Mr. Wiederhorn passed three different lie-detector tests administered and reviewed by two retired FBI agents. He provided prosecutors with videotapes of these sessions and even offered to take tests by a government examiner — an offer that was declined.

Mr. Wiederhorn waived his attorney client privilege and his accountant-client privilege and provided to the government all available evidence regarding this matter.  This evidence showed that at all times Mr. Wiederhorn had relied on the advice of Portland’s most prominent lawyers and accountants when structuring his business relationships with Mr. Grayson and CCI.

When all was said and done, Mr. Wiederhorn chose to end this long-running matter by pleading guilty to two crimes.  First, in short, Mr. Wiederhorn pled guilty to a violation that the investigators concede he did not intend to commit.  Second, a violation that dealt with one of Mr. Wiederhorn’s personal tax returns.  This violation did not reduce his tax payment at all and did not cost taxpayers or the federal government one dime.

People must recognize – despite all the rumors and speculation to the contrary – that business setbacks and poor business decisions are not crimes.

In the end, facts are stubborn things that survive the test of time and attacks by rumors.  And, for those who are willing to look closely enough, these facts will put Mr. Wiederhorn’s conduct in the proper perspective.